QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(3)

MEMORANDUM

To:	Holders of Certain Phoenix Technologies Ltd. Stock Options
From:	Human Resources
Date:	December 6, 2001
Subject:	Offer to Exchange Certain Stock Options

IMPORTANT NEWS—PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE JANUARY 4, 2002!

    The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options ("Eligible Options") granted under the Phoenix Technologies Ltd. 1999 Stock Plan (the "1999 Stock Plan") the opportunity to exchange their outstanding Eligible Options for new options. The new options will be granted at the fair market value of our stock on or about July 8, 2002. We are making the offer upon the terms and conditions described in the Offer to Exchange, this Memorandum, the Election Form and the Notice to Change Election From Accept to Reject.

    Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 9:00 P.M. Pacific Time on January 4, 2002.

    If you elect to participate in this exchange, your existing unexercised Eligible Options will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for three-fourths of the number of shares (split-adjusted) of your Eligible Option, less any exercised shares and rounded down to the nearest whole number. The New Option will be granted under the terms of the 1999 Stock Plan. This offer may be accepted or rejected for each grant or none of your grants. However, you cannot accept for part of a grant.

    There must be strict adherence to the following rules:

THE NEW OPTION

1.
All grants cancelled under this program are eligible for the New Option.

2.
The New Option will be priced at the fair market value on the day we grant the option, expected to be July 8, 2002. The fair market value is defined as the closing price on Nasdaq on the last market trading day prior to the date of grant. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE ELIGIBLE OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3.
Your Eligible Options will continue to vest during the period from the commencement of the offer on December 6, 2001 to the cancellation of the Eligible Options you elect to exchange under the offer on January 7, 2002. The New Option will vest in accordance with the vesting schedule of the original Eligible Option, and will receive vesting credit for the period from January 7, 2002 until the date the New Option is granted, which is expected to be July 8, 2002.

4.
If your employment with the Company terminates voluntarily or involuntarily prior to July 8, 2002, you will not receive a New Option.

5.
All other rules of the 1999 Stock Plan will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1.
All option grants under the 1999 Stock Plan are eligible to be exchanged for the New Option. You MUST file your election by 9:00 P.M. Pacific Time on January 4, 2002 or, if we have extended the offer, by the new expiration of the offer.

2.
Any of your outstanding, unexercised options under the 1999 Stock Plan may be cancelled. If you elect to cancel an Eligible Option, it must be cancelled in its entirety; you may not cancel just a portion of an option.

3.
If you decide to cancel any grant, then you are required to cancel ALL grants issued to you since June 6, 2001. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Eligible Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Option on July 8, 2002, unless we have to change the date because the offer had been extended.

4.
Individuals canceling a grant under this program will not be eligible for additional grants until after July 8, 2002. However, the Company may issue additional Promises To Grant Stock Option(s).

5.
Once your Eligible Options are cancelled, you will not be able to exercise your Eligible Options, even if you terminate employment and do not receive a New Option.

6.
All New Options will be the same type of options as your Eligible Options, to the extent allowed by law.

7.
All rights to cancelled grants will be irrevocably forfeited.

    THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

    All eligible Option Holders must complete a Phoenix Technologies Ltd. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Susan Grondahl at (408) 570-1229 or (408) 570-1440 by January 4, 2002, no later than 9:00 P.M. Pacific Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

    Phoenix will e-mail a confirmation of receipt within 48 hours of receiving your Election Form.

    IF YOUR ELECTION IS RECEIVED AFTER 9:00 P.M. PACIFIC TIME ON JANUARY 4, 2002, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

    Along with this Memorandum you have received a more detailed document, entitled an Offer to Exchange, explaining the program in greater detail. Below are the answers to some Frequently Asked Questions ("FAQ's") regarding the offer, which you should read.

"FREQUENTLY ASKED QUESTIONS"

    The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject. The information in this Memorandum and FAQ is not complete, and additional important information is contained in the other documents.

GENERAL QUESTIONS ABOUT THE PROGRAM

  1.
  WHAT ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all outstanding and unexercised Phoenix stock options granted under the 1999 Stock Plan held by eligible employees for new options under the 1999 Stock Plan. These can be either vested or unvested options.

  2.
  WHY ARE WE MAKING THE OFFER TO EXCHANGE?

    We implemented the offer to exchange because a considerable number of employees have stock options that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future.

    This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for a new option at a different price. It is hoped that this program will improve the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

  3.
  WHO IS ELIGIBLE?

    With the exception of any member of Phoenix's Board of Directors, employees who are considered officers for the purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b) officers"), and employees of inSilicon Corporation, any current employee of Phoenix or its subsidiaries (other than inSilicon Corporation) with a stock option granted under the 1999 Stock Plan is eligible. You must be an employee as of December 6, 2001, the date this offer commences, and remain an employee as of the date the options are cancelled in order to participate in this offer. In order to receive a new grant, you must remain an eligible employee as of the date that the replacement options will be granted.

  Participation in the exchange offer is strictly voluntary.

  4.
  WILL EMPLOYEES OUTSIDE THE UNITED STATES BE ELIGIBLE TO PARTICIPATE?

    Yes! All employees with stock options granted under the 1999 Stock Plan are eligible. Again, members of the Board of Directors, Section 16(b) officers and employees of inSilicon Corporation are not eligible to participate.

  5.
  HOW DOES THE EXCHANGE WORK?

    The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by 9:00 P.M. Pacific Time on January 4, 2002 (unless we extend the offer). In exchange for canceling stock options, the employee will receive new options for three-fourths of the number of shares being canceled, less any exercised shares and rounded down to the nearest whole number. The new options will be granted on a date at least six months and one day from the date we cancel the tendered options (the "replacement grant date"). We expect the replacement grant date to be July 8, 2002. The new options will be priced at Phoenix's closing market price on that date. The new options would retain the original vesting schedule of the cancelled options and be subject to the terms and conditions of the 1999 Stock Plan.

    Eligible employees who choose to participate must cancel all Phoenix options granted from June 6, 2001 to January 4, 2002. For options granted under the 1999 Stock Plan prior to June 6, 2001, you may choose to cancel some, all or none.

  6.
  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

    To participate, you must complete the Election Form, sign and date it, and ensure that Susan Grondahl receives it no later than 9:00 P.M. Pacific Time on January 4, 2002. You can return your form to Susan Grondahl by fax at (408) 570-1229 or (408) 570-1440. You may also hand deliver it to Susan at Phoenix Technologies Ltd., 411 East Plumeria Drive, San Jose, California 95134.

  7.
  IS THIS A REPRICING?

    This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Phoenix would have a large accounting charge against earnings.

  8.
  WHY CAN'T PHOENIX JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

    In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

  9.
  WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

    Because of the large number of underwater options currently outstanding at Phoenix, a total grant of additional options would have severe negative impact on Phoenix's dilution, outstanding shares and earnings per share. Additionally, Phoenix has a limited pool of options that it is allowed to grant per calendar year, without stockholder approval, and we must be very careful with our current reserves.

  10.
  WOULDN'T IT BE EASIER TO JUST QUIT PHOENIX AND THEN GET REHIRED?

    This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Phoenix to incur a large accounting charge against earnings. In addition, by leaving Phoenix and being rehired later, an employee would not receive credit for prior service for vesting purposes.

  11.
  IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

    Options you choose to exchange under this program will be cancelled on January 7, 2002. That means that you will not be able to exercise them if they are vested because the options will have been cancelled.

  12.
  WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

    The deadline to participate in this program is 9:00 P.M. Pacific Time on January 4, 2002, unless we extend the offer. This means that Susan Grondahl must have your form in her hands before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We will reject any options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options unless the election is validly withdrawn or we extend, terminate and or amend the offer.

  13.
  WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

    If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

  14.
  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

    You may withdraw the options you have elected for exchange at any time before 9:00 P.M., Pacific Time, on January 4, 2002. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to Susan Grondahl by 9:00 P.M. Pacific Time on January 4, 2002. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

  15.
  MAY I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO TENDER FOR EXCHANGE?

    Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to Susan Grondahl by hand delivery or by fax to (408) 570-1229 or (408) 570-1440 by 9:00 P.M. Pacific Time on January 4, 2002. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

  16.
  AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

    Because of the accounting limitations, participants in this program are ineligible to receive any additional stock option grants until after the replacement grant date.

  17.
  WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

    If you are a United States-based employee or, if you are working outside the United States, neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you. However, we recommend that all employees residing both in and outside of the United States consult with their own tax advisor to determine the tax and social insurance consequences of electing to exchange options under this offer. All employees are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

  18.
  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

    We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. The decision to participate must be each individual employee's personal decision.

  19.
  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

    Although our Board of Directors has approved this offer, neither our Board of Directors nor we make any recommendation as to whether you should elect or reject the offer to exchange your options. Members of our Board of Directors and Section 16(b) officers are not eligible to participate in the offer.

  20.
  WHAT IF I LEAVE PHOENIX BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

    You will have forfeited the options tendered and accepted for exchange and you will receive no new options. Once the offer to exchange expires, your election to tender your options is not revocable. If you leave Phoenix for any reason before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new option that would have been issued on the replacement grant date. IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE.

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

  21.
  WHICH OPTIONS CAN BE CANCELLED?

    If you elect to participate in this offer, you may choose to cancel one or more options granted under the 1999 Stock Plan. If you elect to cancel any options, you are required to cancel all options granted to you between June 6, 2001 and January 4, 2002.

  22.
  CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE OPTIONS?

    You may choose to cancel one or more options. It is up to you to pick which options, if any, you would like to tender for exchange. However, if you wish to participate in this program, you are required to cancel all options granted to you between June 6, 2001 and January 4, 2002.

  23.
  CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

    Yes, any remaining outstanding, unexercised portion of an option can be cancelled. The new option will be issued on a three-for-four basis but only in replacement of the portion of the option cancelled.

  24.
  CAN I SELECT PART OF AN OPTION TO CANCEL?

    No, we cannot partially cancel an outstanding option.

  25.
  IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

    If you elect to participate in this program, then on January 7, 2002, we will cancel all of your outstanding options that were granted since June 6, 2001, plus any others that you elected to cancel.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

  26.
  WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

    Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be equal to three-fourths of the number of shares of common stock cancelled under the old stock option. This means that for every four options that we cancel, you will receive three options. We will not, however, issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. For example, if you tender options exercisable for 750 shares that we accept for exchange, you will receive new options exercisable for 562 shares. Each new option will be granted under the 1999 Stock Plan pursuant to a new option agreement between you and us.

  27.
  WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

    The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Therefore, no employee will lose or gain vesting in the replacement option. Your option will continue to vest on the same schedule as your cancelled option as if your cancelled option was still in effect.

  28.
  WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

    The exercise price for the new options will be the fair market value of our stock on the replacement grant date (expected to be July 8, 2002). The fair market value is the last reported sales price of our common stock on the Nasdaq National Market on the last market trading day prior to the date of grant, as reported in the print edition of The Wall Street Journal. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

  29.
  WHAT WILL BE MY NEW OPTION TYPE, INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION?

    Generally, you will receive the same option type you currently have. If you are a United States employee and your cancelled stock options were an incentive stock option, your new options will be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. If your cancelled options were nonstatutory stock options, your new options will be nonstatutory stock options. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

  30.
  WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

    We will grant the new options on the replacement grant date, which will be at least six months and one day after the expiration of the offer. If we cancel options elected for exchange on January 7, 2002, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options will be July 8, 2002.

  31.
  WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

    If we were to grant the new options on any date before six months and one day after the date we cancel the options accepted for exchange, we would be required to record a large compensation expense against our earnings. By deferring the grant of the new options for six months and one day, we believe we will not have to record a compensation expense.

  32.
  WHEN WILL I SEE THE NEW OPTIONS

    Susan Grondahl will prepare and distribute all new stock options within 7 days after the replacement grant date.

  33.
  HOW CAN I VIEW A SUMMARY OF MY OPTIONS?

    You have been provided a summary of your current option status to help you make your decision to accept or reject this exchange offer. By January 31, 2002, Susan Grondahl will prepare new option status reports for employees who have elected to participate.

  34.
  WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

    Your new options will be subject to the terms and conditions of the Phoenix Technologies Ltd. 1999 Stock Plan. The terms and conditions of the 1999 Stock Plan are described in the Offer to Exchange. As noted above, the vesting schedule for the new option will be exactly the same as the cancelled option.

  35.
  WHAT HAPPENS IF PHOENIX IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

    If we are acquired or involved in a similar transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant.

  36.
  AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

    We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is considered a one-time offer and is not expected to be offered again in the future. Since your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

  37.
  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?

    To participate, you must properly complete the Election Form, sign and date it, and ensure that Susan Grondahl receives it no later than 9:00 P.M. Pacific Time on Monday, January 4, 2002 or, if we extend the offer, no later than the new expiration of the offer. You can return your form to Susan Grondahl by fax at (408) 570-1229 or (408) 570-1440. You may also hand deliver it to Susan at Phoenix Technologies Ltd., 411 East Plumeria Drive, San Jose, California 95134. If you need an additional copy of the Election Form, please contact Susan Grondahl at (408) 570-1076 or by e-mail at Susan_Grondahl@phoenix.com.

QuickLinks

  Exhibit 99.(a)(3)
MEMORANDUM
"FREQUENTLY ASKED QUESTIONS"